UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 17, 2024

Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36629	46-3657681
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 West Liberty Street, 12th Floor, Reno, Nevada 89501

(Address of principal executive offices, including zip code)

(775) 328-0100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	CZR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2024, Caesars Entertainment, Inc. (the “Company,” “Caesars,” “we,” “us,” “our” or similar terms), a Delaware corporation, issued $1.1 billion aggregate principal amount of 6.000% Senior Notes due 2032 (the “Notes”) pursuant to an indenture, dated as of October 17, 2024 (the “Indenture”), among the Company, the Subsidiary Guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Interest on the Notes will be paid every six months on April 15 and October 15 of each year, commencing April 15, 2025. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

The Company applied the net proceeds from the sale of the Notes (a) to redeem $1.065 billion of the aggregate principal amount of the Company’s existing 8.125% Senior Notes due 2027, together with all accrued interest, fees and premiums thereon (the “2027 Notes Redemption”) and (b) to pay fees and expenses in connection with the offering of the Notes and the 2027 Notes Redemption.

The Notes are guaranteed by the material, domestic wholly-owned subsidiaries of the Company that are guarantors with respect to the Company’s senior secured credit facilities under its Credit Agreement, dated as of July 20, 2020 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and U.S. Bank National Association, as collateral agent.

The Notes and guarantees of the Notes are senior unsecured indebtedness of the Company and the Subsidiary Guarantors, respectively; rank equally in right of payment with all of the Company’s and the Subsidiary Guarantors’ existing and future senior indebtedness, and any future subordinated indebtedness that is not, by its terms, expressly subordinated in right of payment to the Notes; rank senior in right of payment to all existing and future subordinated indebtedness that is expressly subordinated in right of payment to the Notes; are effectively subordinated to the Company’s and the Subsidiary Guarantors’ existing and future secured indebtedness, including indebtedness under the Credit Agreement, the 7.00% Senior Secured Notes due 2030, and 6.50% Senior Secured Notes due 2032, in each case to the extent of the value of the assets securing such indebtedness; and are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries or other consolidated entities that do not guarantee the Notes.

On or after October 15, 2027, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 or more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, which in the case of Global Notes shall be the Depository, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2027	103.000%
2028	101.500%
2029 and thereafter	100.000%

Upon the occurrence of a Change of Control or a Change of Control Triggering Event (each as defined in the Indenture), the Company must offer to repurchase each of the Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The Indenture contains certain covenants limiting, among other things, the Company’s ability to:

•	incur additional indebtedness;

•	create, incur, or suffer to exist certain liens;

•	pay dividends or make distributions on capital stock or repurchase capital stock;

•	make certain investments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other distributions to the Company;

•	sell certain assets or merge with or consolidate into other companies; and

•	enter into certain types of transactions with the stockholders and affiliates.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to be declared due and payable.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 17, 2024, by and among Caesars Entertainment, Inc., the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as Trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT, INC.

Date: October 17, 2024	By:	/s/ Bret Yunker
	Name:	Bret Yunker
	Title:	Chief Financial Officer